 Exhibit 2.2

EXECUTION VERSION

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of November 19, 2025 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation (“Guarantor”), in favor of CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as buyer (together with its successors and/or assigns, “Buyer”).

RECITALS

A.            Pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Buyer and FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company (“Seller”), Seller has agreed to sell to Buyer, certain Eligible Assets, as defined in the Repurchase Agreement, upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of the Custodial Agreement, Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. Pursuant to the terms of that certain Pledge and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), made by FS CREIT Finance Holdings LLC, a Delaware limited liability company (“Pledgor”), in favor of Buyer, Pledgor has pledged to Buyer all of the Collateral (as defined in the Pledge Agreement).

B.            Guarantor directly or indirectly owns one hundred percent (100%) of the legal and beneficial limited liability company interest in, and controls, Seller and Pledgor, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated by the Repurchase Agreement.

C.            It is a condition precedent to Buyer acquiring the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Transaction Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer as follows:

1.             Defined Terms. Each of the definitions set forth on Exhibit A hereto are, solely for the purpose of Section 9 hereof, hereby incorporated herein by reference. Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are intended to be used as such terms are so defined in the Repurchase Agreement.

2.             Guaranty. (a) Subject to Sections 2(b), 2(c), 2(d), 2(f) and 2(h) below, Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance when due, whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following: (i) all payment obligations owing by Seller and Pledgor to Buyer under or in connection with the Repurchase Agreement or any of the other Transaction Documents or other agreements relating thereto, including, without duplication, all interest and fees that accrue after the commencement by or against Seller or Guarantor of any Act of Insolvency naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (ii) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing, (iii) all fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor hereunder and (iv) any other obligations of Seller and Pledgor with respect to Buyer under each of the Transaction Documents, including, without limitation, all indemnification obligations thereunder (collectively, the “Obligations”).

(b)           Notwithstanding anything in Section 2(a) herein to the contrary, but subject in all cases to Sections 2(c), 2(d), 2(e), 2(f) and 2(h) below, which shall control, the maximum liability of Guarantor hereunder and under the Transaction Documents shall in no event exceed twenty-five percent (25%) of the then-currently unpaid aggregate Repurchase Prices of all Purchased Assets, measured at the time a claim is first made, as may be subsequently increased by any new claims made in respect of any subsequent increase in the then-currently unpaid aggregate Repurchase Price (without duplication of any Repurchase Price for which a claim was previously made) together with the related out-of-pocket costs and expenses of collection thereof.

(c)           Notwithstanding the foregoing, or any other provision herein to the contrary, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be full recourse to Guarantor, upon the occurrence of any of the following:

(i)            a voluntary bankruptcy or insolvency proceeding is commenced by Seller, Pledgor or Guarantor under the Bankruptcy Code or any similar federal or state law or any law of any other jurisdiction;

(ii)           Seller, Pledgor or Guarantor consents to or joins in any application for the appointment of a custodian, receiver, trustee, liquidator or examiner for Seller or Seller’s assets and liabilities;

(iii)          an involuntary bankruptcy or insolvency proceeding is commenced against Seller, Pledgor or Guarantor in connection with which Seller, Pledgor or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor (alone or in any combination) (A) has or have colluded or conspired in any way with the creditors to commence or to cause the filing of such proceeding, (B) has solicited or caused to be solicited petition creditors for any involuntary bankruptcy or insolvency petition against Seller, Pledgor or Guarantor from any Person, or (C) has filed an answer consenting to or joining in with respect to such involuntary bankruptcy or insolvency proceeding;

(iv)          any breach of the separateness covenants set forth in Article 12 of the Repurchase Agreement that results in the substantive consolidation of any of the assets and/or liabilities of Seller or Pledgor with any other Person (including, without limitation, in connection with any proceeding under any Insolvency Law); and

(v)           [Reserved].

(d)           In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor shall be liable to Buyer for any actual, out-of-pocket losses, costs, claims, expenses or other liabilities actually incurred by Buyer (expressly excluding consequential, special, exemplary or punitive damages) arising out of or attributable to the following items:

(i)            fraud or intentional material misrepresentation, by Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor in connection with the execution and delivery of this Guaranty, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement.

(ii)           the failure by Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor to obtain Buyer’s prior written consent to any subordinate financing or voluntary liens encumbering any or all of the Purchased Assets, the Purchased Items or the Capital Stock of Seller, in each case, that are not permitted under the Transaction Documents; and

(iii)          [Reserved]

(iv)          the misappropriation or conversion by Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor of any funds related to the Purchased Assets and not applied in accordance with the Repurchase Agreement;

(v)           [Reserved]

(vi)          Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor asserts any position that, or any court of competent jurisdiction holding that (A) any transaction under the Transaction Documents or any Transaction is or constitutes a fraudulent conveyance or is otherwise voidable under any applicable bankruptcy or insolvency law or (B) any transfer of a Purchased Asset from an Affiliate of Seller to Seller was not a true sale of the Purchased Asset to Seller;

(vii)         any material breach by Seller, Pledgor or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor, of any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred by Buyer in connection with the violation of any Environmental Law, the correction of any Environmental Condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting Seller’s or Guarantor’s properties or any of the Purchased Assets; and

(viii)        any breach of the separateness covenants set forth in Article 12 of the Repurchase Agreement that does not result in liability under Section 2(c)(iv) of this Guaranty.

(e)            [Reserved].

(f)            Nothing herein shall be deemed a waiver of any right which Buyer may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all Purchased Assets shall continue to secure all of the outstanding obligations owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.

(g)           In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor further agrees to pay any and all documented and out of pocket expenses (including, without limitation, all reasonable fees and disbursements of external counsel) which may be paid or incurred by Buyer in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty after the occurrence and during the continuance of an Event of Default. This Guaranty shall remain in full force and effect until the later of (i) the date upon which the Obligations are paid in full and (ii) the termination of the Repurchase Agreement, notwithstanding that from time to time prior thereto, Seller and/or Pledgor may be free from any Obligations.

(h)           No payment or payments made by Seller, Pledgor or any other Person or received or collected by Buyer from Seller, Pledgor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations under this Guaranty until the Obligations are paid in full.

(i)            Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of any liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose; provided, however, that failure to deliver to Buyer any such notice shall not constitute a waiver by Guarantor of any defense of payment or performance.

3.            Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and Pledgor and any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation, or seek any contribution or reimbursement from Seller, until all amounts owing by Seller or Pledgor to Buyer under the Transaction Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Transaction Documents. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Repurchase Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer in the exact form received by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Repurchase Obligations, whether matured or unmatured, in such order as Buyer may determine.

4.            Amendments, etc. with Respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer and any Transaction Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other Person, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other Person or any release of Seller or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.            Guaranty Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guaranty constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller and Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Transaction Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty or (iv) any other circumstance whatsoever (with or without notice to or Knowledge of Seller and Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by payment in full.

(b)           Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)            Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, any other guarantor or any other person or security.

(ii)           Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller, the status of other guarantors, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii)          Guarantor has independently reviewed the Transaction Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6.             Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, wind up, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or any substantial part of the property of Seller, or otherwise, all as though such payments had not been made.

7.             Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer, without set-off or counterclaim in United States Dollars at the address specified in writing by Buyer.

8.             Representations and Warranties. Guarantor represents and warrants that:

(a)           It is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be. It is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business except where the failure to do the same would not reasonably be expected to have a Material Adverse Effect thereon. It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guaranty and the other Transaction Documents;

(b)           This Guaranty has been duly executed by it, for good and valuable consideration. This Guaranty constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(c)           Guarantor does not believe, nor does it have any reason or cause to believe, that it cannot perform in all respects all covenants and obligations contained in this Guaranty applicable to it;

(d)           The execution, delivery and performance of this Guaranty will not violate (i) its organizational documents, (ii) any contractual obligation to which it is now a party or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of its assets, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (iv) any applicable Requirement of Law;

(e)           Other than as disclosed to Buyer, there is no action, suit, proceeding, litigation, investigation, arbitration or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of Guarantor, threatened by or against Guarantor or against its assets, taken as a whole, (i) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby, when taken as a whole, or (ii) that could reasonably be expected to have a Material Adverse Effect. Other than as disclosed to Buyer, Guarantor is in compliance in all material respects with all Requirements of Law. Other than as disclosed to Buyer, Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any arbitrator or Governmental Authority;

(f)            Guarantor has timely filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all federal and other Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Guarantor has satisfied all of its withholding tax obligations. No tax Liens have been filed against any assets of Guarantor and no claims are currently being asserted in writing against Guarantor with respect to Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP);

(g)           No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (i) the execution and performance of this Guaranty, (ii) the legality, validity, binding effect or enforceability of this Guaranty against it or (iii) the consummation of the transactions contemplated by this Guaranty; and

(h)           Other than as disclosed to Buyer prior to the Closing Date, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to it.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on and as of the date of this Guaranty, each Purchase Date, and at all times when any Transaction Document or Transaction is in full force and effect.

9.             Financial Covenants.

(a)           Guarantor hereby agrees that, until the Repurchase Obligations have been paid in full, Guarantor shall at all times satisfy the following financial covenants, as tested quarterly following each Fiscal Quarter on a consolidated basis in accordance with GAAP, consistently applied, or at such other times as required under the Repurchase Agreement:

(i)            Guarantor shall maintain unpledged, unencumbered Liquidity of not less than the greater of (i) $15,000,000 and (ii) five percent (5%) of the aggregate outstanding Purchase Price of all Purchased Assets as of such time;

(ii)           Guarantor shall have a ratio of Total Indebtedness to its Tangible Net Worth no greater than 3.50 to 1.00;

(iii)          Guarantor shall not permit its adjusted Tangible Net Worth at any time to be less than an amount equal to seventy-five percent (75%) of the net cash proceeds of any equity issuance by Guarantor from and after its date of formation, minus seventy-five percent (75%) of the amounts expended for equity redemptions or repurchases by Guarantor from and after its date of formation.

(iv)          As of the end of each Fiscal Quarter of Guarantor, Guarantor shall not permit the ratio of (i) the sum of the trailing four (4) Fiscal Quarters EBITDA for Guarantor and its consolidated Subsidiaries for such preceding Fiscal Quarter to (ii) the trailing four (4) Fiscal Quarters Interest Expense for Guarantor and its consolidated Subsidiaries for such preceding Fiscal Quarter to be less than 1.40 to 1.00.

(b)           Guarantor’s compliance with the covenants set forth in this Section 9 must be evidenced by the financial statements and by a Covenant Compliance Certificate in the form of Exhibit IX to the Repurchase Agreement furnished together therewith, as provided by Seller to Buyer pursuant to Article 10(g) of the Repurchase Agreement and compliance with all such covenants are subject to continuing verification of Buyer and Guarantor shall provide information that is reasonably requested by Buyer with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to Buyer.

(c)           If Seller, Guarantor or any of their respective Affiliates has entered into or shall enter into or amend a repurchase agreement, warehouse facility or other commercial real estate lending transaction with any other repurchase buyer or lender which by its terms provides more favorable terms to such other repurchase buyer or lender with respect to any financial covenants contained in this Guaranty or any other Transaction Document (including, without limitation, any financial covenants that are in addition to the financial covenants contained in this Guaranty or any other Transaction Document) (a “More Favorable Agreement”), then (i) the financial covenants contained in this Guaranty and any other Transaction Document shall be deemed to be automatically modified to such more favorable terms as of the effective date of such More Favorable Agreement, and (ii) Guarantor shall give (a) in the case of an existing More Favorable Agreement, prompt notice to Buyer of such more favorable terms, or (b) in the case of a More Favorable Agreement that has not yet been executed, not less than ten (10) Business Days’ prior notice of such more favorable terms. Upon Buyer’s request, Guarantor shall enter into such amendments to this Guaranty and any other Transaction Document as may be required by Buyer to give effect to such more favorable terms; provided that the execution of any such amendment shall not be a precondition to the effectiveness thereof, but shall merely be for the convenience of Guarantor and Buyer. Notwithstanding the foregoing, in the event that a More Favorable Agreement is or has been amended, modified or terminated (including, without limitation, any such amendment or modification occurring automatically pursuant to the terms of the applicable More Favorable Agreement) and the effect thereof is to make less restrictive as to Guarantor any More Favorable Agreement or eliminate any More Favorable Agreement, then, upon Guarantor providing written notice to Buyer of the same (each, an “MFN Step Down Notice”), which Guarantor may deliver to Buyer from time to time, the financial covenants in this Guaranty shall automatically be deemed to be modified to reflect only such More Favorable Agreements which are then in effect (whether pursuant to the express terms of any applicable More Favorable Agreement or incorporated by reference therein) as of the date of any such MFN Step Down Notice; provided, however, that in no event will the foregoing cause the financial covenants of Guarantor at any time to be any less restrictive than (or to not include any of) the financial covenants expressly set forth in Section 9 of this Guaranty as of the date hereof.

10.           Further Covenants of Guarantor:

(a)           Taxes. Guarantor will timely file all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and will pay all federal and other Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Guarantor has satisfied all of its withholding tax obligations.

(b)           Anti-Money Laundering, Anti-Corruption and Economic Sanctions.

(i)            Guarantor warrants, represents and covenants that it is in compliance, in all material respects, with all Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws, and that it shall maintain and enforce policies and procedures designed to ensure compliance with Anti-Money Laundering Laws, Anti-Corruption Laws, and Sanctions. Guarantor covenants and agrees that no repayment of any amounts due pursuant to this Guaranty or any other Transaction Document will constitute funds obtained from transactions in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws, or in violation of any Anti-Money Laundering Laws.

(ii)           Guarantor agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Guaranty); provided, however, that nothing in this Section 10(b)(ii) shall be construed as requiring Buyer to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Guarantor on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates, that neither Guarantor, nor, any of its Affiliates, is a Prohibited Investor and Guarantor is not acting on behalf of or on behalf of any Prohibited Investor. Guarantor agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(c)           Office of Foreign Assets Control. Guarantor warrants, represents and covenants that none of Guarantor, Seller, any of their respective Affiliates or the Purchased Assets are or will be a Sanctioned Person or controlled by or acting on behalf of a Sanctioned Person. Guarantor covenants and agrees that, with respect to the Transactions under this Guaranty, none of Guarantor or, to Guarantor’s Knowledge, any of its Affiliates will conduct any business, nor engage in any transaction, assets or dealings, with any Sanctioned Person, and none of the funds or the assets that are used to pay any amount due pursuant to this Guaranty or any other Transaction Document shall constitute funds obtained from transactions with or relating to any Sanctioned Person or in any manner prohibited by Sanctions or that would otherwise cause Buyer to be in breach of any Sanctions. Guarantor further covenants and agrees that it will not, directly or indirectly, use the proceeds of the facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Sanctioned Person, or in any manner prohibited by Sanctions or that would otherwise cause Buyer to be in breach of any Sanctions.

(d)           Financial Reporting. Upon Buyer’s request, Guarantor shall provide, or cause to be provided, to Buyer copies of Guarantor’s consolidated Federal Income Tax returns, if any, delivered within thirty (30) days after the earlier of (A) filing or (B) the last filing extension period.

(e)           Limitation on Distributions. After the occurrence and during the continuation of any monetary or material non-monetary Potential Event of Default Event of Default, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor; provided, however, that notwithstanding the above, Guarantor shall be permitted to make REIT Distributions at any time in the minimum amount necessary to satisfy the REIT Distribution Amount.

11.           Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default and upon any Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), Guarantor hereby irrevocably authorizes Buyer and its Affiliates, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, arising under any Transaction Document, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Buyer may have.

12.           Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.           Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14.           No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

15.           Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer. This Guaranty shall be binding upon successors and assigns of Guarantor and shall inure to the benefit of Buyer, and their respective successors and permitted assigns; provided, however, that Guarantor may not, without the prior written consent of Buyer, assign any of Guarantor’s rights, powers, duties or obligations hereunder. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

16.           Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) or e-mail provided that such telecopied or e-mailed notice must also be delivered by one of the means set forth above, to the address specified below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

Buyer:

Capital One, National Association

299 Park Avenue, 29th Floor

New York, NY 10171

Attention: Brad Elkin

Telephone: (732) 453-4576

Email: bradley.elkin@capitalone.com

Capital One, National Association

299 Park Avenue, 29th Floor

New York, NY 10171

Attention: Nicholas Eng

Telephone: (347) 803-5096

Email: nicholas.eng@capitalone.com

Capital One, National Association

299 Park Avenue, 29th Floor

New York, NY 10171

Attention: Prithvi Mohan

Telephone: (347) 852-8622

Email: prithvi.mohan@capitalone.com

Capital One, National Association

314 Main Street, 10th Floor

Cambridge, MA 02142

Attention: Jasmin Tabares

Telephone: (617) 788-2135

Email: jasmin.tabares@capitalone.com

And:
With copies to:	Winston &Strawn LLP 300 South Tryon Street, 16th Floor Charlotte, North Carolina 28202 Attention: Aaron Benjamin Telephone: (704) 350-7784 Email: abenjamin@winston.com
Guarantor:

FS Credit Real Estate Income Trust, Inc.
201 Rouse Boulevard

Philadelphia, PA 19112

Attention: Brian Gold

Telephone: (215) 220-4247

Email: brian.gold@futurestandard.com;

credit.notices@futurestandard.com

With a copy to:	FS Credit Real Estate Income Trust, Inc. 201 Rouse Boulevard Philadelphia, PA 19112 Attention: Alexander Neff Telephone: (215) 220-6150 Email: Alex.Neff@futurestandard.com
With a copy to:	Rialto Capital Management, LLC 767 Fifth Avenue, Suite 21A New York, NY. 10153 Attention: Philip J. Orban, Managing Director Telephone: 212.826.3573 Email: philip.orban@rialtocapital.com
With a copy to:	Rialto Management Group 200 South Biscayne Blvd, Suite 3450 Miami, FL 33131 Attention: Sorana Georgescu, Associate General Counsel Telephone: 305.485.2768 Email: sorana.georgescu@rialtocapital.com
With a copy to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Attention: Jonathan Gaynor Telephone: (215) 994-2222 Email: jonathan.gaynor@dechert.com

17.           SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)          SUBMITS TO THE NON- EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS GUARANTY OR RELATING IN ANY WAY TO THIS GUARANTY, THE REPURCHASE AGREEMENT OR ANY TRANSACTION UNDER THE REPURCHASE AGREEMENT;

(B)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE;

(C)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 16 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

18.           Integration. This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

19.           Counterparts. This Guaranty may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. This Guaranty and each of the Transaction Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Guaranty. Each party to this Guaranty (a) agrees that it will be bound by its own Electronic Signature, (b) accepts the Electronic Signature of each other party to this Guaranty and each Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this paragraph shall, for the avoidance of doubt, be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, or any other state law.

20.           Acknowledgments. Guarantor hereby acknowledges that:

(a)           Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;

(b)           Buyer does not have any fiduciary relationship to Guarantor, and the relationship between Buyer, on the one hand, and Guarantor, on the other, is solely that of creditor and surety; and

(c)           no joint venture exists between or among any of Buyer, Guarantor and/or Seller.

21.           Intent.  The parties intend and agree that (i) this Guaranty, as it relates to the Repurchase Agreement, is a security agreement and credit enhancement related to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as such, is also a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code and (ii) each of Buyer’s rights—specifically, the rights to terminate, liquidate or accelerate, or to offset or net out any termination value, payment amount or other transfer obligation—arising under or in connection with this Guaranty, is, in each case, a contractual right as such term is used in Sections 555 and 362(b)(6) of the Bankruptcy Code when relating to a “securities contract” and Sections 561 and 362(b)(27) of the Bankruptcy Code when relating to “a master netting agreement.”

22.           WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:

FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:	/s/ Brian Gold
Name: Brian Gold
Title: Chief Financial Officer

Exhibit A

Definitions

“Cash and Cash Equivalents” shall mean, as of any date of determination, (a) cash (other than restricted cash), (b) fully federally insured demand deposits, and (c) securities with maturities of thirty (30) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof.

“EBITDA” shall mean, for each Fiscal Quarter, with respect to any Person and its consolidated Subsidiaries, an amount equal to the sum of, (a) Net Income (or loss) of such Person, plus (b) the following (but only to the extent actually deducted in calculating such Net Income (or loss)): (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense, (iv) extraordinary or non-cash non-recurring losses and (v) transaction costs in connection with the Repurchase Documents, and minus (c) extraordinary or non-cash non-recurring gains (but only to the extent actually added in calculating such Net Income (or loss)); determined, in each case, on a consolidated basis, in each case, in accordance with GAAP.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Guarantor ending on December 31 of each calendar year.

“Intangible Assets” shall mean, for any Person on any date of determination, assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges (including deferred financing costs), unamortized debt discount and capitalized research and development costs.

“Interest Expense” shall mean, with respect to any Person and its consolidated Subsidiaries in respect of any period of four consecutive Fiscal Quarters, ended on the last day of any Fiscal Quarter of such Person, determined on a consolidated basis without duplication, consolidated interest expense of such Person and its consolidated Subsidiaries, whether paid or accrued, without deduction of consolidated interest income of such Person and its consolidated Subsidiaries, in each case, as determined in accordance with GAAP.

“Liquidity” shall mean, with respect to Guarantor and its consolidated Subsidiaries and any date, the amount of (i) unrestricted and unencumbered (other than pursuant to the Repurchase Documents) Cash and Cash Equivalents held by Guarantor and its consolidated Subsidiaries (including, without limitation, Cash and Cash Equivalents held by Seller), (ii) the aggregate amount of all unfunded investor capital commitments of Guarantor, if any, that are available to be called on without condition (other than customary notice conditions or as otherwise set forth in the subscription or other relevant agreements of Guarantor) and are not pledged to any other Person or subject to any Lien (other than pursuant to a subscription financing line of credit), net of amounts outstanding under any subscription financing line of credit of Guarantor or any of its consolidated Subsidiaries and (iii) the aggregate amount of all unfunded lender commitments to Guarantor, if any, that are available to be called on without condition (other than customary credit facility conditions).

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

A-1

“Net Income” shall mean with respect to any Person and its consolidated Subsidiaries for any period of four consecutive Fiscal Quarters ended on the last day of any Fiscal Quarter of such Person with respect to any Fiscal Quarter, the sum of all the net income of such Person and its consolidated Subsidiaries determined in accordance with GAAP and in each case, determined on a consolidated basis without duplication.

“Tangible Net Worth” shall mean, with respect to any Person and its consolidated Subsidiaries on any date, the net worth of such Person and its consolidated Subsidiaries, minus (a) to the extent already included in the calculation of Tangible Net Worth, amounts owing to such Person or any of its consolidated Subsidiaries from any affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Subsidiary or Affiliate thereof, (b) intangible assets as determined in accordance with GAAP, and (c) prepaid taxes and/or expenses, all on or as of such date and all determined, in each case, on a consolidated basis without duplication.

“Total Indebtedness” shall mean, with respect to any Person and its consolidated Subsidiaries on any date, without duplication, all amounts of consolidated Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet), plus the proportionate share of all Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of all non-consolidated Subsidiaries and minority interests of such Person, on or as of such date, determined in accordance with GAAP; provided that nonrecourse Indebtedness of any consolidated Subsidiary that is owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall be disregarded for purposes of this definition so long as, with respect to each other master repurchase or loan-on-loan facility under which Guarantor is obligated to comply with a total indebtedness covenant or similar financial covenant (any such financial covenant, an “Indebtedness Covenant”) and any Indebtedness Covenant set forth in any such other facility disregards nonrecourse Indebtedness in the same way as set forth in this proviso.

A-2